UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   de Albuquerque, Carlos Andre Studart Lins
   TV Filme, Inc.
   c/o ITSA-Intercontinental Telecomunicacoes
   SCS, Quadra 07-B1.A, Ed. Executive Tower
   Brasilia-DF, Brazil  70.300-911
2. Issuer Name and Ticker or Trading Symbol
   TV Filme, Inc.
   ("PYTV")
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 1997
5. If Amendment, Date of Original (Month/Year)
   December 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Operating Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, $0.01 par val|--    |--  |-|--                |-- |--         |264,968            |D     |--                         |
ue                         |      |    |-|                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Time based options (ri|$10.00  |--   |--  |-|-- --      |A,D|(1)  |08/02|Common Stock|110,000|--     |110,000     |D  |--          |
ght to buy)           |        |     |    |-|           |   |     |/06  |            |       |       |            |   |            |
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Time based options (ri|$6.00   |--   |--  |-|-- --      |A,D|(2)  |10/31|Common Stock|50,000 |--     |50,000      |D  |--          |
ght to buy)           |        |     |    |-|           |   |     |/07  |            |       |       |            |   |            |
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Time based options (ri|$5.625  |12/26|A   |V|50,000 --  |A,D|(3)  |12/26|Common Stock|50,000 |--     |50,000      |D  |--          |
ght to buy)           |        |/97  |    | |           |   |     |/07  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) These options vested and became fully exercisable as to 20% on August 2, 1997 and will vest and become exercisable as to an additional 20% on each anniversary thereafter until all such options are fully vested and exercisable.
(2) These options vest and become fully exercisable as to 20% on October 31, 1998 and as to an additional 20%
on each anniversary thereafter until all such options are fully vested and exercisable.
(3) These options vest and become fully exercisable as to 20% on December 26, 1998 and as to an additional
20% on each anniversary thereafter until all such options are fully vested and exercisable.
SIGNATURE OF REPORTING PERSON
/s/ Carlos Andre Studart Lins de Albuquerque
DATE
February 6, 1998